EXHIBIT 99.1
Ned Mansour and Leslie Lane Join Blue Nile’s Board of Directors;
Joanna Strober Resigns After 9 Years of Service
SEATTLE, December 18, 2008 — Blue Nile, Inc. (Nasdaq: NILE) today announced the addition of Ned Mansour and Leslie Lane to its Board of Directors.
“We are fortunate to add such accomplished leaders to our Board of Directors. Ned and Leslie bring extensive experience with consumer products and consumer brands, and they will provide skillful leadership as we continue to build an iconic brand both domestically and internationally in the years ahead,” said Diane Irvine, Blue Nile’s Chief Executive Officer.
Mansour joins the Board of Directors with a wealth of experience in operations, international expansion, marketing, and corporate governance. He served as President of Mattel, Inc., a worldwide leader in the design, manufacture and marketing of family products, until his retirement in March 2000. Mansour joined Mattel in 1978 as a senior attorney and held numerous positions before becoming President, including President of Corporate Operations, President of Mattel USA, Chief Administrative Officer, and Executive Vice President and General Counsel. Mansour currently serves on the Board of Directors of the Ryland Group, one of the nation’s largest homebuilders. In addition, Mansour previously served as a member of the Board of Directors of Mattel and Big Lots, Inc., a Fortune 500 retailer. He holds a B.A. in Finance from the University of Southern California and a J.D. from the University of San Diego School of Law.
Lane joins the Board of Directors with deep expertise in building a customer-centric brand. Lane is currently the Vice President and General Manager of Nike’s Global Running group. Lane was appointed to the running group to lead a sharp consumer focus on running worldwide at Nike, Inc., the world’s leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories. Lane joined Nike in 2003 as part of the company’s subsidiaries team, initially leading the acquisition and integration of Converse. From 2004 to 2006, Lane was responsible for Nike’s global footwear strategy, finance and costing activities. Prior to joining Nike, Lane held executive positions at operating companies of Roll International Corporation, a private holding company, and was previously a consultant with Bain & Company, Inc. Lane holds an M.A. in Chemistry from Oxford University and an M.B.A. from Harvard University.
Blue Nile also announced today that Joanna Strober has resigned from its Board of Directors, effective December 17, 2008. Strober served as a director since May 1999. “Joanna has been with us since the Company’s inception and has contributed invaluable guidance to Blue Nile over the years,” said Irvine. “We have greatly appreciated Joanna’s unwavering dedication to our business and her belief in Blue Nile’s mission to build the premier specialty retailer of jewelry by redefining the consumer experience in the category. On behalf of the entire Board, I would like to express our sincere gratitude to Joanna. She will be missed,” added Irvine.
About Blue Nile, Inc.
Blue Nile, Inc. is the leading online retailer of diamonds and fine jewelry. The Company delivers the ultimate customer experience, providing consumers with a superior way to buy engagement rings, wedding rings and fine jewelry. Blue Nile offers in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Company offers thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail, with quality standards that are among the highest in the industry. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.
Contact:
Blue Nile, Inc.
Eileen Askew, (Investors) 206.336.6745
bluenileir@bluenile.com
or
Liz Powell, (Media) 206.336.6755
liz@bluenile.com